EXHIBIT (a)(1)

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

(THE “OFFER TO EXCHANGE”)

September 17, 2001

NU SKIN ENTERPRISES, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
(THE “OFFER TO EXCHANGE”)

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
MOUNTAIN TIME, ON OCTOBER 16, 2001
UNLESS THE OFFER IS EXTENDED.

         Nu Skin Enterprises, Inc. ("Nu Skin," also referenced herein as "we," "us" or "our") is offering Eligible Optionholders (as defined below) the opportunity to exchange all outstanding options to purchase Nu Skin Class A common stock, par value $0.001 per share (the "Class A common stock") granted under the Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan (the "1996 Stock Plan") that have an exercise price equal to or greater than $10.00 per share ("Option Shares"). These Option Shares will be exchanged for new options that will be granted under the 1996 Stock Plan. We are making the offer upon the terms and conditions described in (i) this Offer to Exchange (the "Offer to Exchange"), (ii) the related memorandum from Claire H. Averett, Vice President of Human Resources dated September 17, 2001, (iii) the Nu Skin Enterprises, Inc. Offer to Exchange Options Election Form (the "Election Form"), (iv) the Notice to Change Election From Accept to Reject and (v) the Promise to Grant Stock Options (which together, as they may be amended from time to time, constitute the "offer" or "program").

          The number of shares subject to the new options to be granted to each Eligible Optionholder will be equal to the number of shares subject to the options tendered by the Eligible Optionholder and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to your individual option grant. Only options with an exercise price equal to or greater than $10.00 per share are eligible for exchange. All tendered options accepted by us through the offer will be cancelled promptly after the date the offer ends. The offer is currently scheduled to expire on October 16, 2001, or the date and time as we may extend the offer (the "Expiration Date") and we currently expect to cancel options on October 17, 2001, which is the first business day following the Expiration Date, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTIONS FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION DATE EVEN IF THOSE OPTIONS HAVE AN EXERCISE PRICE OF LESS THAN $10.00 PER SHARE. Since we currently expect to cancel all tendered options on October 17, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since April 17, 2001.

          The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

          You may participate in the offer if you are an Eligible Optionholder. You are an "Eligible Optionholder" if you (i) as of the date the offer commences and the date on which the tendered options are cancelled, are an employee of Nu Skin or one of its subsidiaries, (ii) hold options issued under the 1996 Stock Plan and those options have an exercise price of $10.00 per share or more, (iii) live or work in Hong Kong, Japan, the Philippines, South Korea, Taiwan or the United States, (iv) are not a director or member of the executive management committee of Nu Skin, and (v) are not, as of the date the offer commences, a holder of options granted to executives of Big Planet, Inc. and Pharmanex, Inc. in connection with the acquisition of those entities by Nu Skin, which options had accelerated vesting upon the attainment of certain performance criteria. If you live or work in any country other than the countries mentioned above, you are not eligible to participate in the offer. In order to receive a new option pursuant to this offer, you must have the same relationship ("Service Status") as an employee of Nu Skin, one of its subsidiaries or any successor company in a merger or acquisition (as applicable) on the date the new option is granted as you had on the Cancellation Date.

          If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1996 Stock Plan.

          The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant. If, however, prior to the date of grant of the new options Nu Skin enters into a merger or stock acquisition whereby Nu Skin is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Nu Skin's), with an exercise price equal to the fair market value of the acquirer's stock on the date the new option is granted. Even upon the happening of these events, the date the new option is granted will remain a date which is at least six months and one day after the Cancellation Date. We currently expect the date of grant of the new options to be April 19, 2002. If, however, we are acquired by another company and the acquiring company, as part of the transaction or otherwise, decides to terminate some or all of our employees, prior to the grant date of new options under the offer, those terminated employees would receive neither a new option nor a return of their cancelled options.

          Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. Upon the happening of a merger or stock acquisition whereby Nu Skin is acquired by another company, the number of shares subject to your new option would be adjusted so that the number of shares you receive would be equal to the number of our shares that were accepted for exchange, multiplied by the exchange ratio that was used in the merger or acquisition.

         Except as noted below in this Offer to Exchange, the vesting schedule for all new options granted in this program will be exactly the same as the vesting schedule for the cancelled options. Therefore, except as noted below, you will not lose or gain vesting in the new option.

Your option will continue to vest on the same schedule as your cancelled option as if your cancelled option was still in effect. However, the vesting schedule for new options issued to vice presidents and executive officers of Nu Skin who are Eligible Optionholders ("Executive Optionholders") will be modified. For Executive Optionholders, the shares of the cancelled options that would have vested prior to April 17, 2004, will, under the terms of the new options, vest annually over two years from the date of grant. The remaining shares of the cancelled options that would have vested after April 17, 2004, will, under the terms of the new options, vest in accordance with the vesting schedule of the cancelled options.

          Although the Executive Compensation Committee of our Board of Directors has approved the offer, neither we, the Executive Compensation Committee, nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

         Shares of Nu Skin Class A common stock are traded on the New York Stock Exchange under the symbol "NUS." On September 10, 2001, the last reported sale price during regular trading hours of our Class A common stock, as reported on the New York Stock Exchange, was $6.95 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR CLASS A COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Claire H. Averett, Vice President of Human Resources dated September 17, 2001, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant Stock Options to Nick Starr, Director of Compensation Programs at Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 (telephone: (801) 345-6102).

IMPORTANT

          If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Nick Starr at fax number (801) 345-6099 on or before 5:00 p.m. Mountain Time on October 16, 2001.

         We are not making the offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to optionholders in any of these jurisdictions.

          WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED MEMORANDUM FROM CLAIRE H. AVERETT, VICE PRESIDENT OF HUMAN RESOURCES DATED SEPTEMBER 17, 2001, THE ELECTION FORM, THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT AND THE PROMISE TO GRANT STOCK OPTIONS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

     12. Interests of directors and officers; transactions and arrangements concerning the options...............................................32

     13. Status of options acquired by us in the offer; accounting consequences

     16. Material tax consequences for employees who are tax residents in
         Hong Kong............................................................35

     17. Material tax consequences for employees who are tax residents in
         Japan................................................................35

     18. Material tax consequences for employees who are tax residents in the Philippines......................................................36

     19. Material tax consequences for employees who are tax residents in
         South Korea..........................................................36

     20. Material tax consequences for employees who are tax residents in
         Taiwan...............................................................37

     21. Extension of offer; termination; amendment...........................37

i

Schedule A Information Concerning the Directors and Executive Officers of Nu Skin Enterprises, Inc.

ii

SUMMARY TERM SHEET

          The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange and the following documents which are being delivered together with the Offer to Exchange:

•	Memorandum from Claire H. Averett, Vice President of Human Resources dated September 17, 2001;

•	the Election Form;

•	the Notice to Change Election From Accept to Reject; and

•	the Promise to Grant Stock Options.

          The information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange and the documents which are being delivered together with the Offer to Exchange. For your convenience, we have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

          We are offering to exchange all outstanding and unexercised options to purchase shares of Class A common stock under the 1996 Stock Plan that have an exercise price equal to or greater than $10.00 per share and are held by Eligible Optionholders. These options will be exchanged for new options we will grant under the 1996 Stock Plan. (Page 16)

WHO IS ELIGIBLE TO PARTICIPATE?

          You may participate in the offer if you are an Eligible Optionholder. You are an "Eligible Optionholder" if you:

•	as of the date the offer commences and the date on which the tendered options are cancelled, are an employee of Nu Skin or one of its subsidiaries;

•	hold options issued under the 1996 Stock Plan and those options have an exercise price of $10.00 per share or more;

•	live or work in Hong Kong, Japan, the Philippines, South Korea, Taiwan or the United States;

•	are not a director or member of the executive management committee of Nu Skin; and

•	are not, as of the date the offer commences, a holder of options granted to executives of Big Planet, Inc. and Pharmanex, Inc. in connection with the acquisition of those entities by Nu Skin, which options had accelerated vesting upon the attainment of certain performance criteria.

          If you live or work in any country other than the countries mentioned above, you are not eligible to participate in the offer. In order to receive a new option, you must have the same Service Status (your relationship as an employee of Nu Skin, one of our subsidiaries or any successor company in a merger or acquisition (as applicable)) on the date the new option is granted as you had on the Cancellation Date. The date the new option is granted will be at least six months and one day after the Cancellation Date. If Nu Skin does not extend the offer, the new options will be granted on April 19, 2002. (Page 16)

ARE OPTIONHOLDERS OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

          Yes, optionholders outside the United States who live or work in Hong Kong, Japan, the Philippines, South Korea or Taiwan and who qualify as Eligible Optionholders, are eligible to participate in the offer. If you live or work in any country other than the countries mentioned above, you are not eligible to participate in the offer. Special considerations may apply to optionholders in Hong Kong, Japan, the Philippines, South Korea or Taiwan, due to certain taxation and securities rules applicable in those countries. Please be sure to read Sections 16 through 20 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for optionholders outside of the United States. (Page 16)

WHY ARE WE MAKING THE OFFER?

          We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices equal to or greater than $10.00 per share which is significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange these outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 18)

WHAT ARE THE CONDITIONS TO THE OFFER?

          The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions to the offer are described in Section 7 of this Offer to Exchange. (Page 23)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

          To receive a grant of new options through the offer and under the terms of the 1996 Stock Plan, you must have the same Service Status on the date the new options are granted as you had on the Cancellation Date. As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. We currently expect that we will grant the new options on April 19, 2002. If, for any reason, you do not have the same Service Status through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. You are reminded that unless expressly provided in your employment agreement, your employment with Nu Skin remains "at will" and can be terminated by you or Nu Skin at any time, with or without cause or notice. (Page 16)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

          If you meet the eligibility requirements, we will grant you new options to purchase the same number of shares that you could have purchased under the options you tender, subject in all respects to the terms of this offer. If, however, prior to the date of grant of the new options, Nu Skin enters into a merger or stock acquisition whereby Nu Skin is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Nu Skin's), and the number of shares would be adjusted. For example, if we were acquired by means of a merger, you would receive the number of shares that were accepted for exchange and cancelled, multiplied by the exchange ratio that was used in the merger. New options will be granted under our 1996 Stock Plan, unless prevented by law or applicable regulations. All new options will be subject to the terms of the Nu Skin Enterprises, Inc. Second Amended and Restated 1996 Stock Incentive Plan Master Stock Option Agreement (the "Master Stock Option Agreement") entered into by Nu Skin and its optionholders. If you have not signed the Master Stock Option Agreement, you will need to do so in connection with the receipt of new options. Within four weeks following the date of grant of the new options, we will prepare and send you a schedule to the Master Stock Option Agreement reflecting your new options. (Page 17)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

          We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The Executive Compensation Committee of our Board of Directors has selected this date as the actual grant date for the new options. If we cancel tendered options on October 17, 2001, which is the currently scheduled date for the cancellation of the options (the first business day following the Expiration Date of the offer), the new options will not be granted until April 19, 2002. You must have the same Service Status on the date we are granting the new options as you had on the Cancellation Date, in order to be eligible to receive the new options. (Page 21)

WILL THE EXECUTIVE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS NEED TO MEET TO APPROVE THE GRANT OF THE NEW OPTIONS? IF SO, COULD THE PROJECTED DATE OF GRANT FOR THE NEW OPTIONS BE SIGNIFICANTLY DELAYED AS A RESULT OF THIS COMMITTEE HAVING TO MEET?

          The Executive Compensation Committee of our Board of Directors has already approved the grant of the new options, subject to the fulfillment of the conditions to the offer specified in this Offer to Exchange. If those conditions are fulfilled, we currently expect that the Executive Compensation Committee of our Board of Directors will not need to meet again to approve the new options. The new options will automatically be granted on the date six months and one day from the Cancellation Date, on the terms and subject to the conditions of the offer. (Page 23)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

          If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. Accounting rules would require us to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this offer. We would have to continue this accounting treatment for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. This would negatively affect our earnings and stock price. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record any compensation expense. (Pages 22 and 33)

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

          No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the grant date of the new options. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Instead, we will issue a promise to grant stock option(s) to you on the date when the grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you do not have the same Service Status on the date the new options are granted as you had on the Cancellation Date, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 22)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

          Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently intend to cancel all options accepted for exchange on the first business day following the expiration of the offer, or as soon as possible thereafter (the "Cancellation Date"). We currently expect the Cancellation Date to be October 17, 2001. (Page 21)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

          The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant.

          If, however, prior to the date of grant of the new options Nu Skin enters into a merger or stock acquisition whereby Nu Skin is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Nu Skin's), with an exercise price equal to the fair market value of the acquirer's stock on the date of grant of the new options. Regardless of any merger or stock acquisition, the date of grant of the new options will be at least six months and one day after the date the options accepted for exchange are cancelled. However, if we are acquired by another company and the acquiring company, as part of the transaction or otherwise, decides to terminate some or all of our employees prior to the grant date of new options under the offer, those terminated employees would receive neither a new option nor a return of their cancelled options.

          Accordingly, we cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 27)

WHEN WILL THE NEW OPTIONS VEST?

          Each new option granted to an employee of Nu Skin or one of our subsidiaries who is not a vice president or executive officer of Nu Skin (a "Non-Executive Optionholder") through the offer will vest in accordance with the following:

The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. Non-Executive Optionholders will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

          The vesting of each new option granted will be as follows:

-	any shares that were fully vested on the Cancellation Date will be fully vested,

-	all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will by fully vested, and

-	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

         For example:

--	A Non-Executive Optionholder tenders an option that is 1/4th vested at the time of cancellation.

--	The new grant occurs 6 months and one day after cancellation.

--	The new option will be 1/4th (plus six months and one day) vested at the time of grant.

--	The unvested options will vest on the same date as set forth in the cancelled options' vesting schedule.

          Each new option granted to an Executive Optionholder (a vice president or executive officer of Nu Skin who is an Eligible Optionholder) through the offer will vest as follows:

-	the shares of the cancelled option that have vested or would have vested prior to April 17, 2004 (thirty months following the Cancellation Date), will, under the new option, have a two-year vesting schedule as follows:

--	the first 1/2 of the shares will vest on the first anniversary of the date of grant of the new option; and

--	the second 1/2 of the shares will vest on the second anniversary of the date of grant of the new option.

-	the shares of the cancelled option that would have vested after April 17, 2004 (thirty months following the Cancellation Date), will, under the new option, retain the same vesting schedule (pertinent to those shares) as the cancelled option.

         For example:

--	An Executive Optionholder tenders in the offer an option to purchase 10,000 shares. According to the vesting schedule of the tendered option, 7,500 shares have vested or will have vested by April 17, 2004 (the “Vesting Portion”). The remaining 2,500 shares of the tendered option are not scheduled to vest until after April 17, 2004 (the “Unvesting Portion”).

--	The option is cancelled on October 17, 2001 and the new grant occurs April 19, 2002 (6 months and one day after cancellation).

--	The Vesting Portion of the new option will have a different vesting schedule from the remaining Unvesting Portion of the option. One-half, or 3,750 shares, of the Vesting Portion will vest on April 19, 2003, the first anniversary of the grant date. The remaining one-half, or 3,750 shares, of the Vesting Portion will vest on April 19, 2004, the second anniversary of the grant date. The Unvesting Portion will, under the new option, retain the same vesting schedule (pertinent to those shares) as the previously cancelled option. (Page 27)

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

          It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will honor that commitment. IF, HOWEVER, WE ARE ACQUIRED BY ANOTHER COMPANY AND THE ACQUIRING COMPANY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDES TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT DATE OF NEW OPTIONS UNDER THE OFFER, THOSE TERMINATED EMPLOYEES WOULD RECEIVE NEITHER A NEW OPTION NOR A RETURN OF THEIR CANCELLED OPTIONS.

          You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a different issuer. Optionholders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the 1996 Stock Plan and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this offer and who instead retained their original options. (Pages 11 and 22).

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

          Yes. If you no longer have the same Service Status on the date we grant new options as you had on the Cancellation Date, you will not receive any new options. (Page 16)

          Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies, New York Stock Exchange listing requirements or foreign laws. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 34)

IF YOU TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

          Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must tender all of the unexercised shares subject to each grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at an exercise price of $15.00 per share, (ii) an option to purchase 2,000 shares at an exercise price of $10.00 per share and (iii) an option to purchase 1,000 shares at an exercise price of $8.00 per share, you may tender:

-	none of your options,

-	options with respect to all 1,000 shares under the first option grant,

-	options with respect to all 2,000 shares under the second option grant,

-	none of your options with respect to the third option grant, or

-	all options under the first option grant and the second option grant.

          In this example, the above describes your only choices. For example, you may not tender less than all of the shares under the first and second option grants. (Page 17)

          ALSO, IF YOU DECIDE TO TENDER ANY OF YOUR OPTIONS FOR EXCHANGE, THEN YOU MUST TENDER ALL OF YOUR OPTIONS THAT WERE GRANTED TO YOU DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION OF ANY TENDERED OPTIONS, EVEN IF THE EXERCISE PRICE OF THOSE OPTIONS IS LESS THAN $10.00 PER SHARE. For example, if you received an option grant in August 2000 and a grant in August 2001 and you want to tender your August 2000 option grant, you would also be required to tender the August 2001 option grant. (Page 22).

WHAT HAPPENS TO OPTIONS THAT ARE NOT TENDERED OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

          Options that are not tendered for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

          If you exchange your current options for new options and are a U.S. resident, you should not be required under current law to recognize income for U.S. federal income tax purposes. In certain foreign countries, however, you may be required to recognize income or, for income tax purposes of the country in which you reside, at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, if you are working outside of the United States, there may be some tax consequences depending on the country of your employment or residence. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. (Pages 34 through 37)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

          Your new options will expire on the same date the corresponding cancelled options were scheduled to terminate, or earlier if your employment with Nu Skin terminates. (Page 26)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

          The offer expires on October 16, 2001, at 5:00 p.m., Mountain Time, unless it is extended by us, in which case the offer will expire at 5:00 p.m., Mountain Time, on the last day of the extended offer period. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make an announcement of the extension no later than 7:00 a.m., Mountain Time, on the next business day following the previously scheduled expiration of the offer period. (Pages 17 and 37)

HOW DO YOU TENDER YOUR OPTIONS?

          If you decide to tender your options, we must receive, before 5:00 p.m., Mountain Time, on October 16, 2001 (or, if the offer is extended, before 5:00 p.m., Mountain Time, on the last day of the extended offer period), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (801) 345-6099) or hand delivery to Nick Starr. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 19)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

          You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Mountain Time, on October 16, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time before 5:00 p.m., Mountain Time, on the last day of the extended offer period. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by 5:00 p.m. Mountain Time, on November 9, 2001, you may withdraw your tendered options at any time after November 9, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (801) 345-6099) or hand delivery to Nick Starr a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 20)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

          Yes, you may change your election regarding particular tendered options at any time before the offer expires at 5:00 p.m., Mountain Time, on October 16, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time before 5:00 p.m., Mountain Time, on the last day of the extended offer period. In order to change the election, you must deliver to us via facsimile (fax # (801) 345-6099) or hand delivery to Nick Starr a new Election Form, which includes the information regarding your new election, and is clearly dated after the original Election Form. (Page 20)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

          Although the Executive Compensation Committee of our Board of Directors has approved the offer, neither we, the Executive Compensation Committee, nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 19)

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

          For additional information or assistance, you should contact:

                Nick Starr
                Director of Compensation Programs
                Nu Skin Enterprises, Inc.
                75 West Center Street
                Provo, Utah 84601
                (801) 345-6102

CERTAIN RISKS

OF PARTICIPATING IN THE OFFER

          Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the caption "Risk Factors" in Nu Skin's Annual Report on Form 10-K, filed with the SEC on April 2, 2001, highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read Sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of this Offer to Exchange, the memorandum from Claire H. Averett, Vice President of Human Resources dated September 17, 2001, the Election Form, the Notice to Change Election From Accept to Reject and the Promise to Grant Stock Options, for a fuller discussion of the risks which may apply to you, before deciding to participate in this exchange offer.

ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL APRIL 19, 2002 AT THE EARLIEST.

          Employees are generally eligible to receive option grants at any time that the Executive Compensation Committee of our Board of Directors chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until April 19, 2002 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

          For example, if you cancel options with a $12 exercise price, and Nu Skin's stock appreciates to $15 when the new grants are made, your new option will have a higher strike price than the cancelled option.

IF YOUR SERVICE STATUS CHANGES FOR ANY REASON BEFORE WE GRANT THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTION.

          Once your option is cancelled, it is gone forever. Accordingly, if your Service Status changes for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option.

IF NU SKIN IS ACQUIRED BY OR MERGES WITH ANOTHER COMPANY, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

          These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the stock associated with the new options.

          In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a successor to our company, where the exercise price of the new options would be equal to the fair market value of the acquirer's stock on the date of grant of the new options. The new option grant date, currently expected to be April 19, 2002, will be at least 6 months and 1 day after the cancellation of the tendered options.

Optionholders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the 1996 Stock Plan and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this offer and who instead retained their original options.

IF WE ARE ACQUIRED BY ANOTHER COMPANY BEFORE WE GRANT THE NEW OPTION, YOU COULD BE TERMINATED AND LOSE THE RIGHT TO RECEIVE A NEW OPTION AND WILL LOSE YOUR CURRENT BENEFIT OF POTENTIAL ACCELERATED OPTION VESTING.

          If we are acquired by another company and the successor company in the acquisition assumes our obligation to grant new options, in order to receive a new option you will be required to have, as of the date the new option is granted, the same Service Status with the successor company as you had with us (or one of our subsidiaries) on the Cancellation Date. Unless you enter into an employment agreement with the successor company, your employment relationship with that company will be "at will," terminable by either party at any time and for any reason or no reason. The successor company could terminate your employment before the date of grant of the new options and you would lose your right to receive new options or any other consideration.

          In addition, the 1996 Stock Plan currently provides for accelerated vesting of options in the event of a consolidation of Nu Skin, a merger in which Nu Skin is not the surviving entity, or the sale of all or substantially all of Nu Skin's assets. If we are acquired between the Cancellation Date and the date the new options are granted, you will lose the benefit of this potential accelerated vesting for any options that we cancelled.

BUSINESS RELATED RISKS

          For a description of risks related to Nu Skin's business, please see Section 24 of this Offer to Exchange and the risk factor disclosure set forth under the caption "Risk Factors" in the Nu Skin Annual Report on Form 10-K filed with the SEC on April 2, 2001.

INTRODUCTION

          Nu Skin Enterprises, Inc. ("Nu Skin," also referenced herein as "we," "us" or "our") is offering to exchange all outstanding options to purchase Class A common stock, par value $0.001 per share (the "Class A common stock") granted under the Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan (the "1996 Stock Plan"), that have an exercise price equal to or greater than $10.00 per share (the "Option Shares") and are held by Eligible Optionholders. An "Eligible Optionholder" is any optionholder who (i) as of the date the offer commences and the date on which the tendered options are cancelled, is an employee of Nu Skin or one of its subsidiaries, (ii) holds options issued under the 1996 Stock Plan and those options have an exercise price of $10.00 per share or more, (iii) lives or works in Hong Kong, Japan, the Philippines, South Korea, Taiwan or the United States, (iv) is not a director or member of the executive management committee of Nu Skin, and (v) is not, as of the date the offer commences, a holder of options granted to executives of Big Planet, Inc. and Pharmanex, Inc. in connection with the acquisition of those entities by Nu Skin, which options had accelerated vesting upon the attainment of certain performance criteria. Employees who live or work in, any country other than the countries mentioned above, are not eligible to participate in the offer. We are making the offer upon the terms and the conditions described in the following documents (which together, as they may be amended from time to time, constitute the "offer" or "program"):

•	this Offer to Exchange Certain Outstanding Options for New Options dated September 17, 2001 (the "Offer to Exchange");

•	the memorandum from Claire H. Averett, Vice President of Human Resources dated September 17, 2001;

•	the Nu Skin Enterprises, Inc. Offer to Exchange Options Election Form (the "Election Form");

•	the Notice to Change Election From Accept to Reject; and

•	the Promise to Grant Stock Options.

          The number of shares subject to the new options to be granted to each Eligible Optionholder will be equal to the number of shares subject to the options tendered by the Eligible Optionholder and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be April 19, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any of your options for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date even if those options have an exercise price of less than $10.00 per share.

We currently expect to cancel all tendered options on October 17, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since April 17, 2001. If we accept and cancel options properly tendered for exchange after October 17, 2001, the period in which the new options will be granted will be similarly delayed.

          The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

          In order to receive a new option pursuant to this offer, you must have the same relationship as an employee of Nu Skin, one of our subsidiaries or any successor company in a merger or acquisition (as applicable) (the "Service Status") on the date the new option is granted as you had with us on the Cancellation Date.

          If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our 1996 Stock Plan.

          The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant. If, however, prior to the date of grant of the new options Nu Skin enters into a merger or stock acquisition whereby Nu Skin is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Nu Skin's), with an exercise price equal to the fair market value of the acquirer's stock on the date the new option is granted. Even upon the happening of these events, the date the new option is granted will remain a date which is at least six months and one day after the Cancellation Date. We currently expect the date of grant of the new options to be April 19, 2002. If, however, we are acquired by another company and the acquiring company, as part of the transaction or otherwise, decides to terminate some or all of our employees prior to the grant date of new options under the offer, those terminated employees would receive neither a new option nor a return of their cancelled options.

          Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. Upon the happening of a merger or stock acquisition whereby Nu Skin is acquired by another company, the number of shares subject to your new option would be adjusted so that the number of shares you receive would be equal to the number of our shares that were accepted for exchange, multiplied by the exchange ratio that was used in the merger or acquisition.

          Each new option granted to an employee of Nu Skin or one of our subsidiaries who is not a vice president or executive officer of Nu Skin (a "Non-Executive Optionholder") through the offer will vest as follows:

-	any shares that were fully vested on the Cancellation Date will be fully vested,

-	all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

-	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

          For example:

--	A Non-Executive Optionholder tenders an option that is 1/4th vested at the time of cancellation.

--	The new grant occurs 6 months and one day after cancellation.

--	The new option will be 1/4th (plus six months and one day) vested at the time of grant.

--	The unvested options will vest on the same date as set forth in the cancelled options' vesting schedule.

          Each new option granted to a vice president or executive officer of Nu Skin who is an Eligible Optionholder (an "Executive Optionholder") through the offer will vest as follows:

-	the shares of the cancelled option that have vested or would have vested prior to April 17, 2004 (thirty months following the Cancellation Date), will, under the new option, have a two-year vesting schedule as follows:

--	the first 1/2 of the shares will vest on the first anniversary of the date of grant of the new option; and

--	the second 1/2 of the shares will vest on the second anniversary of the date of grant of the new option.

-	the shares of the cancelled option that would have vested after April 17, 2004 (thirty months following the Cancellation Date), will, under the new option, retain the same vesting schedule (pertinent to those shares) as the cancelled option.

         For example:

--	An Executive Optionholder tenders in the offer an option to purchase 10,000 shares. According to the vesting schedule of the tendered option, 7,500 shares have vested or will have vested by April 17, 2004 (the “Vesting Portion”). The remaining 2,500 shares of the tendered option are not scheduled to vest until after April 17, 2004 (the “Unvesting Portion”).

--	The option is cancelled on October 17, 2001 and the new grant occurs April 19, 2002 (6 months and one day after cancellation).

--	The Vesting Portion of the new option will have a different vesting schedule from the remaining Unvesting Portion of the option. One-half, or 3,750 shares, of the Vesting Portion will vest on April 19, 2003, the first anniversary of the grant date. The remaining one-half, or 3,750 shares, of the Vesting Portion will vest on April 19, 2004, the second anniversary of the grant date. The Unvesting Portion will, under the new option, retain the same vesting schedule (pertinent to those shares) as the previously cancelled option.

          As of August 31, 2001, options granted under the 1996 Stock Plan to purchase 5,368,673 of our shares of Class A common stock were issued and outstanding, of which options to purchase approximately 2,483,640 of our shares of Class A common stock, constituting approximately 46%, were held by Eligible Optionholders.

THE OFFER

1.         Eligibility.

          You are an "Eligible Optionholder" if you:

•	as of the date the offer commences and the date on which the tendered options are cancelled, are an employee of Nu Skin or one of its subsidiaries;

•	hold options issued under the 1996 Stock Plan and those options have an exercise price of $10.00 per share or more;

•	live or work in Hong Kong, Japan, the Philippines, South Korea, Taiwan or the United States;

•	are not a director or member of the executive management committee of Nu Skin; and

•	are not, as of the date the offer commences, a holder of options granted to executives of Big Planet, Inc. and Pharmanex, Inc. in connection with the acquisition of those entities by Nu Skin, which options had accelerated vesting upon the attainment of certain performance criteria.

          Employees who live or work in, any country other than the countries mentioned above, are not eligible to participate in the offer.

          If you do not have, on the date the new options are granted, the same Service Status with us, one of our subsidiaries or any successor company in a merger or acquisition (as applicable) as you had with us on the Cancellation Date, you will not receive a new option, the return of your cancelled option or any other consideration for your cancelled option. In other words, if your Service Status changes before the date of grant of the new options for any reason, you will receive nothing for your cancelled option. Changes in Service Status include, without limitation, (a) the termination of your employment with us, one of our subsidiaries or our successor company, including termination without cause or with good reason and termination as a result of death or disability, and (b) a change in your employment or engagement status (for example, from employee to consultant), in any case regardless of the reason for the change in Service Status and whether the change is effected by you, by us (or one of our subsidiaries) or by our successor company. The date of grant of the new options will be at least six months and one day after the Cancellation Date. If Nu Skin does not extend the offer, the new options will be granted on April 19, 2002.

          Only outstanding, unexercised options granted pursuant to the 1996 Stock Plan that have an exercise price equal to or greater than $10.00 per share may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entirety of the portion that remains outstanding and unexercised. If you tender any options for exchange, all options granted in the six months prior to the Cancellation Date must also be tendered, even if the exercise price of those options is less than $10.00 per share.

2.         Number of options; expiration date.

          Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by Eligible Optionholders that are properly tendered and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Expiration Date (as defined below) in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any of your options for exchange, you will be required to also tender all options that you received during the six-month period prior to the date the tendered options were cancelled, even if those options have exercise prices of less than $10.00 per share. We currently expect to cancel all tendered options on October 17, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since April 17, 2001.

          If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of Class A common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our 1996 Stock Plan, and to the Nu Skin Enterprises, Inc. Second Amended and Restated 1996 Stock Incentive Plan Master Stock Option Agreement (the "Master Stock Option Agreement") entered into by Nu Skin and its optionholders. If you have not signed the Master Stock Option Agreement, you will need to do so in connection with the receipt of new options. Within four weeks following the date the new options are granted, we will prepare and send you a schedule to the Master Stock Option Agreement reflecting your new options. If, for any reason, you do not have the same Service Status with Nu Skin or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you terminate your employment, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

          The term "Expiration Date" means 5:00 p.m., Mountain Time, on October 16, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "Expiration Date" refers to 5:00 p.m., Mountain Time, on the last day of the extended offer period. See Section 21 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

          If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

-	we increase or decrease the amount of consideration offered for the options,

-	we decrease the number of options eligible to be tendered in the offer, or

-	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

          If the offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 21 of this Offer to Exchange, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

          We will also notify you of any other material change in the information contained in this Offer to Exchange.

          For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

3.          Purpose of the offer.

         We issued the options outstanding to:

-	provide our eligible employees with additional incentive and to promote the success of our business, and

-	encourage our eligible employees to continue their employment with us.

          One of the keys to our continued growth and success is the retention of our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Nu Skin. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices equal to or greater than $10.00 per share which is significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange these outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

          From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 9 of this Offer to Exchange, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

          Neither we, the Executive Compensation Committee, nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.          Procedures for tendering options.

         Proper Tender of Options.

          To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (801) 345-6099) or hand delivery to Nick Starr, along with any other required documents. Nick Starr must receive all of the required documents before the Expiration Date. The Expiration Date is 5:00 p.m. Mountain Time on October 16, 2001 (or, if the offer is extended, 5:00 p.m. Mountain Time, on the last day of the extended offer period). It is unnecessary for an employee not participating in the offer to complete or return an Election Form to us.

          THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK. DELIVERY TO US BY E-MAIL WILL NOT BE ACCEPTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

          We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

          Our Acceptance Constitutes an Agreement.

          Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

          Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5.          Withdrawal rights and change of election.

          You may only withdraw your tendered options or change your election in accordance with the provisions of this Section of this Offer to Exchange.

          You may withdraw your tendered options at any time before 5:00 p.m., Mountain Time, on October 16, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time before 5:00 p.m., Mountain Time, on the last day of the extended offer period. In addition, if we have not accepted your tendered options for exchange by 5:00 p.m. Mountain Time on November 9, 2001, you may withdraw your tendered options at any time after November 9, 2001.

          To validly withdraw tendered options, you must deliver to Nick Starr via facsimile (fax # (801) 345-6099) or hand delivery, in accordance with the procedures listed in Section 4 above of this Offer to Exchange, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options. WE WILL NOT ACCEPT DELIVERY OF THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT BY E-MAIL.

          To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Nick Starr via facsimile (fax # (801) 345-6099) or hand delivery, in accordance with the procedures listed in Section 4 above of this Offer to Exchange. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

-	the name of the optionholder who tendered the options,

-	the grant number of all options to be tendered,

-	the grant date of all options to be tendered,

-	the exercise price of all options to be tendered, and

-	the total number of unexercised option shares subject to each option to be tendered.

          Even if you change your election regarding the tender of certain option grants, your continued participation in the offer means that you must tender all grants received since April 17, 2001.

          Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options. If the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject.

          You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange.

          Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.          Acceptance of options for exchange and issuance of new options.

          Upon the terms and conditions of the offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we currently anticipate to be October 17, 2001, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. All newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by October 16, 2001, the scheduled Expiration Date of the offer, and accepted for exchange and cancelled on October 17, 2001 you will be granted new options on or about April 19, 2002. If we accept and cancel options properly tendered for exchange after October 17, 2001, the period in which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than April 19, 2002 covering the same number of shares as the options cancelled pursuant to this offer, provided that you have the same Service Status on the date the grant is to be made as you had on the Cancellation Date.

          If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, quarterly, bonus or promotional options, for which you may be eligible before the date of grant of the new options until after the Expiration Date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than April 19, 2002, provided that you have the same Service Status on the date the grant is to be made as you had on the Cancellation Date.

          It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or stock acquisition whereby Nu Skin would be acquired by another company. The Promise to Grant Stock Option(s) which we will give you evidences our binding commitment to you, and any successor to our company will honor that commitment. Accordingly, in the event of any such merger or acquisition, the acquirer would be obligated to grant you a new stock option on the date of grant of the new options, which is expected to be April 19, 2002 (assuming that Nu Skin does not extend the offer). Such a stock option could be for the purchase of the acquirer's stock (as opposed to Nu Skin's) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. Your new option to purchase the acquirer's stock would have an exercise price equal to the fair market value of the acquirer's stock on the new option grant date. If, however, we are acquired by another company and the acquiring company, as part of the transaction or otherwise, decides to terminate some or all of our employees prior to the grant date of new options under the offer, those terminated employees would receive neither a new option nor a return of their cancelled options.

          Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you do not have the same Service Status with Nu Skin or one of our subsidiaries or a successor entity on the date we grant the new options as you had on the Cancellation Date, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

          We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the shares subject to an option grant or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options, even if those options have an exercise price of less than $10.00 per share. We currently expect to cancel all tendered options on October 17, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since April 17, 2001.

          Within five business days of the receipt of your Election Form, Nu Skin intends to e-mail the optionholder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Nick Starr, or to the optionholders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be October 17, 2001.

          The Executive Compensation Committee of our Board of Directors has already approved the grant of the new options, subject to the fulfillment of the conditions to the offer specified in this Offer to Exchange. If those conditions are fulfilled, we currently expect that the Executive Compensation Committee of our Board of Directors will not need to meet again to approve the new options. The new options will automatically be granted on the date six months and one day following the Cancellation Date, on the terms and subject to the conditions of the offer. We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The Executive Compensation Committee of our Board of Directors has selected this date as the actual grant date for the new options.

7.         Conditions of the offer.

          Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, (the "Securities Exchange Act") if at any time on or after September 17, 2001, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

-	there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Nu Skin;

-	there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

-	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Nu Skin, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)	make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair the contemplated benefits of the offer to Nu Skin; or

(4)	materially and adversely affect Nu Skin’s business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Nu Skin or create any adverse tax issues;

-	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles or standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

-	a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Nu Skin, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

-	any change or changes shall have occurred in Nu Skin’s business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Nu Skin or may materially impair the contemplated benefits of the offer to Nu Skin.

          The conditions to the offer are for Nu Skin's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this Section 7 of this Offer to Exchange will be final and binding upon all persons.

8.         Price range of shares underlying the options.

          The shares underlying your options are currently traded on the New York Stock Exchange under the symbol "NUS". The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported by the New York Stock Exchange.

                                                    HIGH            LOW
                                                    ----            ---
FISCAL YEAR 2001
  Quarter ended June 30, 2001............         $ 8.50          $ 6.90
  Quarter ended March 31, 2001...........           8.94            5.25
FISCAL YEAR 2000
  Quarter ended December 31, 2000........           6.75            4.25
  Quarter ended September 30, 2000.......           7.50            5.50
  Quarter ended June 30, 2000............           8.25            5.75
  Quarter ended March 31, 2000...........          10.38            7.88
FISCAL YEAR 1999
  Quarter ended December 31, 1999........          14.63            8.50
  Quarter ended September 30, 1999.......          22.00           10.69

          As of September 10, 2001, the last reported sale price during regular trading hours of our Class A common stock, as reported by the New York Stock Exchange, was $6.95 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR CLASS A COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.          Source and amount of consideration; terms of new options.

         Consideration.

          We will issue new options to purchase shares of Class A common stock under our 1996 Stock Plan, in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each optionholder will be equal to the number of shares subject to the options tendered by the optionholder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from Eligible Optionholders, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 1,353,925 shares of Class A common stock. The shares issuable upon exercise of these new options would equal approximately 2% of the total shares of our Class A common stock and Class B common stock outstanding as of August 31, 2001.

         Terms of new options.

          The new options will be granted under our 1996 Stock Plan. All new options will be subject to the Master Stock Option Agreement entered into by Nu Skin and its optionholders. If you have not signed the Master Stock Option Agreement, you will need to do so in connection with the receipt of new options. Within four weeks following the date we grant new options, we will prepare and send you a schedule to the Master Stock Option Agreement reflecting your new options. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of optionholders. Please see "U.S. Federal Income Tax Consequences" later in this Section, as well as Section 15 of this Offer to Exchange for a discussion of the potential tax consequences for United States employees. If you are living or working in the United States, but are also subject to the tax laws in another county, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors to discuss these consequences. In addition, you should note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options tendered for exchange, including as a result of a significant corporate event. The following description summarizes the material terms of our 1996 Stock Plan and the options granted under such plan.

         1996 Stock Plan.

          The maximum number of shares of Class A common stock available for issuance through the exercise of options granted under our 1996 Stock Plan is 8,000,000 shares. Our 1996 Stock Plan permits the granting of nonstatutory stock options.

         Administration.

          The 1996 Stock Plan is administered by the Executive Compensation Committee of our Board of Directors (the "Committee"). Subject to the other provisions of the Plan, the Committee has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

         Term.

          Options granted under the 1996 Stock Plan have exercise terms that will expire as determined upon grant by the Committee and set forth in your option agreement. In any event, such exercise terms shall not be longer than 10 years.

         Termination.

          Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within one year following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, as provided in your option agreement, but no more than 3 years following such termination. Options may be forfeited pursuant to the discretion of the Committee, as provided in the 1996 Stock Plan and your option agreement.

          The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1996 Stock Plan.

         Exercise price.

          Generally, the Committee determines the exercise price at the time the option is granted. For all Eligible Optionholders the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the New York Stock Exchange on the date of grant.

         Vesting and exercise.

          Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Committee. Options granted under the 1996 Stock Plan generally vest in four equal annual installments, provided the employee remains continuously employed by Nu Skin.

          Each new option granted to a Non-Executive Optionholder through the offer will vest as follows:

-	any shares that were fully vested on the Cancellation Date will be fully vested,

-	all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

-	all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

         For example:

--	A Non-Executive Optionholder tenders an option that is 1/2 vested at the time of cancellation.

--	The new grant occurs on April 19, 2002 (6 months and one day after cancellation).

--	The new option will be 1/2 (plus 6 months and 1 day) vested at the time of grant.

--	The unvested options will vest on the same date as set forth in the cancelled options' vesting schedule.

          Each new option granted to an Executive Optionholder through the offer will vest as follows:

-	the shares of the cancelled option that have vested or would have vested prior to April 17, 2004 (thirty months following the Cancellation Date), will, under the new option, have a two-year vesting schedule as follows:

--	the first 1/2 of the shares will vest on the first anniversary of the date of grant of the new option; and

--	the second 1/2 of the shares will vest on the second anniversary of the date of grant of the new option.

-	the shares of the cancelled option that would have vested after April 17, 2004 (thirty months following the Cancellation Date), will, under the new option, retain the same vesting schedule (pertinent to those shares) as the cancelled option.

         For example:

--	An Executive Optionholder tenders in the offer an option to purchase 10,000 shares. According to the vesting schedule of the tendered option, 7,500 shares have vested or will have vested by April 17, 2004 (the “Vesting Portion”). The remaining 2,500 shares of the tendered option are not scheduled to vest until after April 17, 2004 (the “Unvesting Portion”).

--	The option is cancelled on October 17, 2001 and the new grant occurs April 19, 2002 (6 months and one day after cancellation).

--	The Vesting Portion of the new option will have a different vesting schedule from the remaining Unvesting Portion of the option. One-half, or 3,750 shares, of the Vesting Portion will vest on April 19, 2003, the first anniversary of the grant date. The remaining one-half, or 3,750 shares, of the Vesting Portion will vest on April 19, 2004, the second anniversary of the grant date. The Unvesting Portion will, under the new option, retain the same vesting schedule (pertinent to those shares) as the previously cancelled option.

         Payment of exercise price.

          You may exercise your options, in whole or in part, by delivery of a written notice to us accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price are determined by the Committee and generally include the following:

-	cash,

-	shares already owned by you of our Class A common stock having a fair market value equal to the total exercise price,

-	by delivery of an irrevocable direction (on a form prescribed by the Committee) to a securities broker approved by the Committee to sell shares and to deliver all of part of the sales proceeds to us in payment of all or part of the purchase price and any withholding taxes,

-	by delivery of an irrevocable direction (on a form prescribed by the Committee) to pledge shares of Class A common stock to a securities broker or lender approved by the Committee as security for a loan and to deliver all or part of the loan proceeds to us in payment of all or part of the purchase price and any withholding taxes, or

-	such other method approved by the Committee.

         Adjustments upon certain events.

          If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

          In the event there is a sale of all or substantially all of our assets, or we merge with and into another corporation and your options are not assumed or substituted with comparable options of the successor corporation, your options will automatically become fully vested and exercisable immediately prior to the effective date of such consolidation, merger or asset sale.

         Change in Service Status.

          If, for any reason, you do not have the same Service Status on the date we grant new options as you had on the Cancellation Date, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you terminate your employment, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

         Transferability of options.

          New options may not be transferred, other than by will or the laws of descent and distribution. During your life, only you can exercise your options. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

         Registration of option shares.

          8,000,000 shares of Class A common stock issuable upon exercise of options under our 1996 Stock Plan have been registered under the Securities Act of 1933, as amended (the "Securities Act") on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted in the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

         U.S. federal income tax consequences.

          You should refer to Section 15 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, you should refer to Sections 16 through 20 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchanges for employees in certain non-U.S. countries. We strongly recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

          Our statements in this Offer to Exchange concerning our 1996 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1996 Stock Plan and the forms of option agreements under the 1996 Stock Plan. Please contact Nick Starr at Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 (telephone: (801) 345-6102), to receive a copy of our 1996 Stock Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10.          Information concerning Nu Skin.

          Our principal executive offices are located at 75 West Center Street, Provo, Utah 84601, and our telephone number is (801) 345-6100.

          Nu Skin is a leading, global direct selling company that develops and distributes premium-quality, innovative personal care and nutritional products. Nu Skin also markets and distributes technology, Internet and telecommunications products and services. Nu Skin is one of the largest direct selling companies in the world and currently operates in more than 30 countries throughout Asia, North and South America and Europe. Nu Skin distributes its products exclusively through a network marketing system. Nu Skin currently has a network of approximately 487,000 active distributors located throughout its markets that purchase products for resale to consumers and for personal consumption.

          The financial information included or incorporated by reference in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, is incorporated herein by reference. See "Additional Information" beginning on page 39 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.         Financial information.

          The following selected consolidated income statement data for the years ended December 31, 1999, and 2000 and the selected consolidated balance sheet data as of December 31, 2000 has been derived from the audited financial statements of Nu Skin filed with the Securities and Exchange Commission ("SEC") as Exhibit 13 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000. The selected consolidated income statement data for the six month period ended June 30, 2001 and the selected consolidated balance sheet data as of June 30, 2001, is unaudited but, in the opinion of Nu Skin's management, includes all necessary information to fairly present the information included therein.

                                                                                  Six Months
                                               Year ended December 31,          Ended June 30,
                                           -------------------------------      --------------
                                                1999              2000               2001
                                           -------------     -------------      -------------
                                           (U.S. dollars in thousands, except per share data)
Income Statement Data:
Revenue                                    $     894,249     $     879,758     $      428,876
Cost of sales                                    151,681           149,342             85,827
                                           -------------     -------------     --------------
Gross profit                                     742,568           730,416            343,049
                                           -------------     -------------     --------------
Operating Expenses:
   Distributor incentives                        346,951           345,259            168,376
   Selling, general and administrative           265,770           294,744            141,467
                                           -------------     -------------     --------------

Total operating expenses                         612,721           640,003            309,843
                                           -------------     -------------     --------------
Operating income                                 129,847            90,413             33,206
Other income (expense), net                       (1,411)            5,993              5,154
                                           -------------     -------------     --------------

Income before provision for income taxes         128,436            96,406             38,360
Provision for income taxes                        41,742            34,706             14,193
                                           -------------     -------------     --------------

Net income                                 $      86,694     $      61,700     $       24,167
                                           =============     =============     ==============

Net income per share:
   Basic                                   $        1.00     $        0.72     $          .29
   Diluted                                 $        0.99     $        0.72     $          .29

Weighted average common shares
   outstanding (000's):
   Basic                                          87,081            85,401             83,773
   Diluted                                        87,893            85,642             84,596

                                                             As of Dec. 31,    As of June 30,
                                                             -------------     --------------

                                                                 2000                2001
                                                             -------------     --------------
                                                                (U.S. dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents                                    $      63,996     $       61,314
Total assets                                                       590,803            576,075
Long-term debt                                                      84,884             77,826
Stockholders' equity                                               366,733            365,148

          The information set forth under the captions "Consolidated Balance Sheets," "Consolidated Statements of Income," "Consolidated Statements of Stockholders' Equity," "Consolidated Statements of Cash Flows" and "Notes to Consolidated Financial Statements" in Exhibit 13 to Nu Skin's Annual Report on Form 10-K/A for its fiscal year ended December 31, 2000 (which contains Nu Skin's audited financial statements) is incorporated herein by reference and pages 2 through 8 (under the captions "Part I, Item 1") of Nu Skin's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001 (which contains Nu Skin's unaudited financial statements) is incorporated herein by reference. See "Additional Information" beginning on page 39 for instructions on how you can obtain additional copies of these and other Nu Skin SEC filings, including filings that contain our financial statements.

         Book value per share.

          The book value per share of our Class A common stock as of June 30, 2001 (the date of our most recent balance sheet presented) is approximately $4.38.

12.          Interests of directors and officers; transactions and arrangements concerning the options.

         Interests of directors and officers.

          Our vice presidents and executive officers are eligible to participate in the offer; however, our directors and members of our executive management committee are not eligible to participate in the offer.

          A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of August 31, 2001 our executive officers and directors (sixteen (16) persons) as a group beneficially owned options outstanding under our 1996 Stock Plan to purchase a total of 2,174,999 of our shares of Class A common stock, which represented approximately 41% of the shares subject to all options outstanding under the 1996 Stock Plan as of that date.

         Transactions in the stock options.

          In the 60 days prior to and including August 31, 2001, the executive officers and directors of Nu Skin had the following transactions in Nu Skin shares:

          On July 31, 2001, Steven J. Lund transferred 735 shares from a fixed charitable trust to a family limited liability company.

          On August 1, 2001, Sandra N. Tillotson transferred 7, 500 shares to the Salt Lake Olympic Committee.

          On August 1, 2001, The Steven J. and Kalleen Lund Foundation transferred 7,500 shares to the Salt Lake Olympic Committee.

          On August 31, 2001, Steven J. Lund transferred 383 shares from a fixed charitable trust to a family limited liability company.

          Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to August 31, 2001, by Nu Skin or, to our knowledge, by any executive officer or director of Nu Skin.

          In the 60 days prior to August 31, 2001, Nu Skin repurchased 372,300 shares of its Class A common stock in open market transactions pursuant to a stock repurchase program.

          Agreements involving the options.

          We have entered into the Master Stock Option Agreement with each optionholder who was granted an option under the 1996 Stock Plan. In addition, we have provided for the grant of options, conditioned upon the acceptance of employment or subject to the fulfillment of conditions, in offer letters, employment agreements, key employee covenants agreements and the Master Stock Option Agreement with employees.

          Except as described above, there are no agreements, arrangements or understandings between us or our (or our subsidiaries') directors or officers and any other person with respect to options to purchase our Class A common stock.

          Pursuant to a resolution of the Executive Compensation Committee of our Board of Directors, non-employee directors of Nu Skin may receive annual stock option grants of 7,500 shares of Class A common stock which vest one year after the date of grant.

13.          Status of options acquired by us in the offer; accounting consequences of the offer.

          Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1996 Stock Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

          We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

-	we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange,

-	the exercise price of all new options will at least equal the market value of the shares of Class A common stock on the date we grant the new options; and

-	we are requiring that if you tender any options for exchange, you must also tender all options granted to you during the six month period prior to the Cancellation Date, even if those options have exercise prices of less than $10.00 per share.

14.          Legal matters; regulatory approvals.

          We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

          If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

15.     Material U.S. federal income tax consequences.

          The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Therefore, you should consult with your own professional tax adviser.

          Optionholders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

          Under current law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

          We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

WE ADVISE ALL OPTIONHOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.         Material tax consequences for employees who are tax residents in Hong Kong.

          The following is a general summary of the tax consequences of the exchange of options under the offer for Hong Kong tax residents. This discussion is based on Hong Kong tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Therefore, you should consult with your own professional tax adviser.

          You will not be subject to tax when the new option is granted or the old option is cancelled. When you exercise the option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to tax when you sell the shares.

17.          Material tax consequences for employees who are tax residents in Japan.

          The following does not purport to be a complete summary of Japanese income tax laws and practice currently applicable to the exchange of options under the offer for Japanese tax residents. This discussion is based on Japanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Therefore, you should consult with your own professional tax adviser.

          You will not be subject to income tax when the new option is granted or the old option is cancelled. When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Generally, such difference can be characterized as "employment income" or "occasional income," depending on the relevant facts and circumstances; however, the Japanese tax authorities would likely take the position that such difference should be treated as "employment income" which is taxed at the regular progressive income tax rates.

          When you sell the shares, you will be subject to income tax at the aggregate flat rate of 26% (i.e., 20% national income tax and a 6% local inhabitants tax). If you sell your shares through a securities firm or bank in Japan and submit an election return form, you may elect to have such securities firm or bank withhold 1.05% of the total amount received (regardless of the gain) from selling your shares. If you make this election, the deemed gain will be 5.25% of the proceeds from the sale of the shares. The deemed gain will only be subject to the 20% national income tax, the 6% local inhabitants tax would not apply. Please note that this 1.05% taxation method is scheduled to be abolished as of April 1, 2003 (i.e., effective only through March 31, 2003).

18.          Material tax consequences for employees who are tax residents in the Philippines.

          The following is a general summary of the tax consequences of the exchange of options under the offer for Philippine tax residents. This discussion is based on Philippine tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Therefore, you should consult with your own professional tax adviser.

          You will not be subject to tax when the new option is granted or the old option is cancelled. When you exercise the option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your income will be treated as "compensation income" subject to the rates of withholding tax on compensation.

          The shares are capital assets. When you sell the shares you will be subject to income tax in the Philippines on any gain derived from the sale. The income will be treated as "net capital gain" from the sale or exchange of a capital asset. If you held the shares for not more than twelve (12) months before selling them, 100% of the gain will be taxed. However, if you sold the shares after holding them for more than twelve (12) months, then 50% of the gain will be taxed.

19.          Material tax consequences for employees who are tax residents in South Korea.

          The following is a general summary of the tax consequences of the exchange of options under the offer for South Korea tax residents. This discussion is based on South Korean tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Therefore, you should consult with your own professional tax adviser.

          You will not be subject to tax when the new option is granted or the old option is cancelled. When you exercise the option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. It is currently contemplated that such income will be Class B salary to the employee. Therefore, you will solely be responsible for reporting and paying tax on such income. You may report the income on a Global Income Tax return, due by the end of May of the year following the year in which the options are exercised. No interim reporting or payment is necessary. Alternatively, you may be able to report such income through a taxpayers' association. Such reporting is done on a monthly basis, and the tax due must be paid at such time as well. A tax reduction of 10% is allowed for taxes paid on Class B salary through a taxpayers' association.

          Upon a later sale of the shares, you will solely be responsible for reporting and paying tax on any gain realized from the sale of the shares. The amount of gain will be the amount, if any, by which the sales price of the shares exceeds the fair market value of the shares on the date of the exercise of the options. The rate of tax on gain from the sale of shares in a foreign company is currently 22%, after a deduction of KRW2,500,000 per year. In addition, if the proceeds from any sale equal or exceed US$50,000 or an equivalent amount in another currency, you must repatriate the proceeds to South Korea within six months of the sale.

20.          Material tax consequences for employees who are tax residents in Taiwan.

          The following is a general summary of the tax consequences of the exchange of options under the offer for Taiwan tax residents. This discussion is based on Taiwanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Therefore, you should consult with your own professional tax adviser.

          Taiwan (ROC) Income Tax Law provides that only income derived from the ROC sources is subject to tax. It is your sole responsibility as an employee to declare any such income and pay related tax. Under ROC law, remuneration for services rendered in Taiwan shall be deemed to be an ROC source of income and shall be subject to ROC income tax. The ROC tax authorities may consider the benefits, in whatever form, received by a local resident employee under the 1996 Stock Plan to be a consideration for that employee's services rendered in the ROC.

          You will not be subject to tax when the new option is granted or the old option is cancelled. When you exercise the option, you may be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Income tax rates range from 6% to 40%. You will not be subject to tax when you sell shares. This is because currently the tax leviable on the securities transaction is suspended for the time being. Specific future treatment is not clear at this time.

21.         Extension of offer; termination; amendment.

          We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving notice of such extension to the optionholders or making an announcement thereof.

          We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7 of this Offer to Exchange, by giving oral or written notice of such termination or postponement to you or by making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

          Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

          Amendments to the offer may be made at any time and from time to time by oral or written notice or announcement of the amendment. In the case of an extension, the amendment must be issued no later than 7:00 a.m., Mountain Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made through the offer will be disseminated promptly to optionholders in a manner reasonably designed to inform optionholders of the change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by making a press release to the Dow Jones News Service.

          If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than certain changes, will depend on the facts and circumstances, including the relative materiality of such terms or information.

          If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

-	we increase or decrease the amount of consideration offered for the options,

-	we decrease the number of options eligible to be tendered in the offer, or

-	we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

          If the offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 21 of this Offer to Exchange, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

          For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

22.          Fees and expenses.

          We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

23.          Additional information.

          This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

1.	Nu Skin's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, as amended by Nu Skin's Annual report on Form 10-K/A for the fiscal year ended December 31, 2000, filed with the SEC on September 14, 2001;

2.	Nu Skin's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001;

3.	Nu Skin's definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the SEC on April 10, 2001; and

4.	the description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on November 6, 1996.

          These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

500 West Madison Street
Suite 14000
Chicago, Illinois 60661

          You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

          Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

          Our Class A common stock is quoted on the New York Stock Exchange under the symbol "NUS" and our SEC filings can be read at the following New York Stock Exchange address:

New York Stock Exchange, Inc.
11 Wall Street
New York, NY 10005

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Nu Skin Enterprises, Inc. 75 West Center Street, Provo, Utah 84601, or telephoning us at (801) 345-6100 Attention: Charlie Allen, Director Investor Relations.

          As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

          The information contained in this Offer to Exchange about Nu Skin should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer to exchange.

24.         Miscellaneous.

          This Offer to Exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act. When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Nu Skin or our management are intended to identify forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products and services or the markets in which we operate and similar matters are forward-looking statements. The documents we have filed with the SEC, including our Annual Report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

•	If the number or productivity of independent distributors does not increase, our revenue will not increase.

•	Adverse economic and political conditions in some Asian markets, particularly Japan, could harm our business.

•	Currency exchange rate fluctuations could lower our revenue and net income.

•	Failure of our Internet and other initiatives to create sustained distributor enthusiasm and incremental revenue growth would negatively impact our business.

•	Failure of new products to gain distributor and market acceptance could harm our business.

•	Government inquiries, investigations and actions could harm our business.

•	The loss of key high-level distributors could reduce our revenue.

•	Laws and regulations may prohibit or severely restrict our direct sales efforts and cause our sales and profitability to decline.

•	Challenges by private parties could harm our business.

•	Government regulation of products and services may restrict or inhibit introduction of these products in some markets and could harm our business.

•	Changes in tax laws or any inability to utilize foreign tax credits could harm our business.

•	Losing suppliers or rights to sell products could harm our business.

•	Our markets are intensely competitive, and market conditions and the strengths of competitors may harm our business.

•	If we fail to keep pace with Internet-related and other technological changes, our business may be harmed.

•	Adoption of new Internet and technological advances could require substantial expenditures.

•	System failures could harm our business.

•	Big Planet may be liable for information disseminated through its Internet access service.

•	Our e-commerce strategies and Big Planet’s operations will depend on the development and maintenance of the Internet infrastructure.

•	The holders of our Class B Common Stock control over 90% of the combined voting power, and third parties will be unable to gain control of our company through purchases of Class A Common Stock.

•	Product liability claims exceeding product liability insurance coverage could harm our business.

•	Shares eligible for future sale could affect the market price of our Class A common stock.

          We undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise. The safe harbor in the Private Securities Litigation Reform Act of 1995 does not apply to "forward looking statements" made in connection with the offer.

          We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM CLAIRE H. AVERETT, VICE PRESIDENT OF HUMAN RESOURCES, DATED SEPTEMBER 17, 2001, THE ELECTION FORM, THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT AND THE PROMISE TO GRANT STOCK OPTIONS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Nu Skin Enterprises, Inc.

August 31, 2001

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF NU SKIN ENTERPRISES, INC.

          The directors and executive officers of Nu Skin Enterprises, Inc. and their positions and offices as of August 31, 2001, are set forth in the following table:

NAME                            POSITION AND OFFICES HELD
----                            -------------------------
Blake M. Roney                  Chairman of the Board
Steven J. Lund                  President and Chief Executive Officer and Director
Sandra N. Tillotson             Senior Vice President and Director
Brooke B. Roney                 Senior Vice President and Director
Max L. Pinegar                  Senior Vice President and Director
M. Truman Hunt                  Executive Vice President, Secretary and General Counsel
Corey B. Lindley                Executive Vice President and Chief Financial Officer
Lori Bush                       President, Nu Skin
Joseph Y. Chang                 President, Pharmanex
Richard W. King                 Chief Information Officer and President, Big Planet
Mark L. Adams                   Vice President, Corporate Services
Robert S. Conlee                Regional Vice President, North Asia
Mark A. Wolfert                 Regional Vice President, North America and Europe
Takashi Bamba                   President, Nu Skin Japan
John Chou                       President, Nu Skin Taiwan
Scott E. Schwerdt               General Manager, Nu Skin United States
Daniel W. Campbell              Director
E.J. "Jake" Garn                Director
Paula F. Hawkins                Director
Andrew D. Lipman                Director

         The address of each director and executive officer is: c/o Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.